Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
THIRD QUARTER 2010 RESULTS

Finalizing Terms of Investments With Lead Investors

HONOLULU, November 2, 2010 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported a net loss for the third quarter of 2010 of $72.5 million, or $2.46 per diluted share, compared to a net loss of $183.1 million, or $6.38 per diluted share in the third quarter of 2009 and a net loss of $16.1 million, or $0.60 per diluted share in the second quarter of 2010.  The net loss for the third quarter of 2009 included a non-cash goodwill impairment charge of $50.0 million and a non-cash charge of $61.4 million related to the establishment of a valuation allowance against the Company’s net deferred tax assets.

The net loss for the third quarter of 2010 included a provision for loan and lease losses of $79.9 million, compared to $20.4 million in the second quarter of 2010 and $142.5 million in the third quarter of 2009.  The current quarter’s provision reflects an increase to the Company’s allowance for loan and lease losses related to its commercial and residential mortgage portfolios at September 30, 2010.

The Company also announced that it has been working with a private equity investor and believes it is close to agreeing with the investor on the material terms for an investment of approximately $98 million of a contemplated $325 million capital raise and is in the process of seeking to finalize an agreement for such an investment by the end of the week. The Company is also in negotiations with another private equity investor for an investment of a similar amount.  There is no assurance that either or both such contemplated investment agreements will be agreed upon or executed, or that if executed, the conditions to such investments will be satisfied. Those conditions are expected to include, among others, investments by additional investors for the balance of the $325 million capital raise, exchange of the TARP preferred stock for common stock on terms agreeable to the investors and agreed upon by the U.S. Department of Treasury, regulatory approvals, receipt of NYSE waiver of its listing rule requiring shareholder approval of the capital raise (or, in the event that the NYSE does not provide such waiver, receipt of shareholder approval of the capital raise) and other conditions.  The $98 million investment would represent 24.9% of the common equity interests of the Company (assuming the exchange of the TARP preferred stock on terms consistent with such agreement). The company also plans to conduct a $20 million share rights offering after the closing of the capital raise that will allow existing shareholders or their transferees to purchase common shares at the same purchase price as the other investors.

Third Quarter Highlights

▪
Completed the sale of Mainland commercial real estate and construction loans in September, 2010 with an aggregate book value of $124.1 million, of which $41.2 million were nonperforming at the time of the sale.  In conjunction with the sale, the Company received net proceeds of $110.8 million, which represented a discount of approximately 10.7% compared to the aggregate book value of the loans sold.

▪	Reduced nonperforming assets by $94.5 million to $372.7 million at September 30, 2010 from $467.2 million at June 30, 2010.

▪
Recognized total credit costs of $76.2 million, compared to $21.8 million in the second quarter of 2010 and $145.1 million in the third quarter of 2009.  Total credit costs include the provision for loan and lease losses as discussed above, foreclosed asset expense, write-downs of loans held for sale, and changes to the reserve for unfunded commitments.

▪
Significantly increased the allowance for loan and lease losses at September 30, 2010 to 9.19% as a percentage of total loans and leases from 7.69% at June 30, 2010, and to 58.39% as a percentage of nonperforming assets from 43.23% at June 30, 2010.

▪	Effected a reduction in total loans and leases from $2.6 billion at June 30, 2010 to $2.4 billion at September 30, 2010.

▪
Continued to improve the Company’s liquidity position with cash and cash equivalents totaling $924.4 million at September 30, 2010, compared to $916.7 million at June 30, 2010.  The Company lowered its loan to deposit ratio to 74.3% at September 30, 2010, from 81.8% at June 30, 2010.

▪
Had tier 1 risk-based capital, total risk-based capital, and leverage capital ratios as of September 30, 2010 of 7.23%, 8.57%, and 4.39%, respectively, compared to 9.08%, 10.41%, and 6.07%, respectively, as of June 30, 2010.

▪
Appointed Larry Rodriguez as Executive Vice President and Chief Financial Officer on August 26, 2010.  Rodriguez has over 40 years of experience in the financial services industry, served as Managing Partner of Ernst & Young, LLP’s Hawaii office, and has been a consultant to the Company since January 2010.

“We continue to make progress on our recovery plan milestones and are working to reduce our credit risk exposure and improve our asset quality, notwithstanding the additional allowance for loan and lease losses recorded this quarter,” said John C. Dean, Executive Chairman of the Board.  “Our recovery plan, particularly our efforts to raise capital to meet the capital ratios required by our consent order, is our top priority and those efforts  remain on track.”

Earnings Highlights
Net interest income was $27.4 million, compared to $43.5 million in the year-ago quarter and $29.2 million in the second quarter of 2010.  The net interest margin was 2.74%, compared to 3.56% in the year-ago quarter and 2.90% in the second quarter of 2010.  The Company’s net interest margin continues to be negatively impacted by its ongoing efforts to maximize balance sheet liquidity by maintaining elevated levels of cash and cash equivalents and further reductions in its commercial real estate loan portfolio.  Net interest income reflects the reversal of interest on certain nonaccrual loans totaling $0.9 million during the current quarter, compared to $2.0 million in the year-ago quarter and $0.5 million in the second quarter of 2010.  Excluding the effects of interest reversals on nonaccrual loans, the net interest margin was 2.82% for the current quarter, compared to 3.72% in the year-ago quarter and 2.95% in the second quarter of 2010.

Other operating income totaled $11.7 million, compared to $15.4 million in the year-ago quarter and $12.7 million in the second quarter of 2010.  The decrease from the year-ago quarter was primarily due to:  (1) a non-cash gain related to the ineffective portion of a cash flow hedge of $1.3 million recorded in the third quarter of 2009, (2) lower service charges on deposit accounts of $1.3 million, (3) lower gains on sales of residential mortgage loans of $1.0 million, and (4) lower income from bank-owned life insurance of $0.5 million, partially offset by (5) higher loan servicing fees of $0.7 million.  The sequential-quarter decrease was primarily due to:  (1) lower unrealized gains on outstanding interest rate locks of $1.0 million and (2) lower income from bank-owned life insurance of $0.8 million, partially offset by (3) higher gains on sales of residential mortgage loans of $0.7 million.

Other operating expense totaled $31.7 million, compared to $89.5 million in the year-ago quarter and $37.6 million in the second quarter of 2010.  The decrease from the year-ago quarter reflects:  (1) the $50.0 million non-cash goodwill impairment charge recorded in the third quarter of 2009, (2) lower credit related charges (which includes write-downs of loans held for sale, foreclosed asset expense, and changes in the reserve for unfunded commitments) totaling $6.3 million, and (3) lower salaries and employee benefits of $2.2 million. The sequential-quarter decrease was primarily due to lower credit related charges of $4.9 million and lower legal and professional services of $2.1 million.

The efficiency ratio was 81.7% (excluding foreclosed asset income of $1.0 million), compared to 55.8% in the year-ago quarter (excluding the $50.0 million non-cash goodwill impairment charge and foreclosed asset expense of $5.5 million) and 86.5% (excluding foreclosed asset expense of $0.4 million and the write-down of loans held for sale of $0.2 million) in the second quarter of 2010.

The Company continues to recognize a full valuation allowance against its net deferred tax assets, which resulted in no income tax benefit being recognized during the third quarter of 2010.

Balance Sheet Highlights
Total assets at September 30, 2010 were $4.2 billion, compared to $5.2 billion and $4.3 billion at September 30, 2009 and June 30, 2010, respectively.

Total loans and leases at September 30, 2010 were $2.4 billion, compared to $3.5 billion and $2.6 billion at September 30, 2009 and June 30, 2010, respectively.  The current quarter decrease was primarily due to decreases in the Mainland loan portfolio of $198.0 million and the Hawaii construction and commercial mortgage loan portfolios of $67.7 million.  The decrease in the Mainland loan portfolio reflects the current quarter sale of Mainland commercial real estate and construction loans with an aggregate book value of $124.1 million as described above.

Total deposits at September 30, 2010 were $3.2 billion, compared to $3.9 billion at September 30, 2009 and $3.2 billion at June 30, 2010.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $2.8 billion at September 30, 2010.  This represents a decrease of $342.0 million from a year ago and an increase of $10.2 million from June 30, 2010.  Significant changes included decreases in noninterest-bearing demand deposits and time deposits during the quarter of $15.9 million and $58.5 million, respectively, while interest-bearing demand deposits and savings and money market deposits increased during the third quarter by $40.6 million and $12.6 million, respectively.

Total shareholders’ equity was $80.5 million at September 30, 2010, compared to $436.6 million and $156.5 million at September 30, 2009 and June 30, 2010, respectively.

Asset Quality
Nonperforming assets at September 30, 2010 totaled $372.7 million, or 8.93% of total assets, compared to $467.2 million, or 10.92%, of total assets at June 30, 2010.  The sequential-quarter decrease reflects sales of nonperforming assets (including the aforementioned sale of Mainland commercial real estate and construction loans) of $63.4 million, paydowns of $51.9 million, and charge-offs and write-downs totaling $43.0 million.  Partially offsetting these reductions were additions of $19.1 million in Hawaii construction loans, $9.2 million in Hawaii residential mortgage loans, $1.6 million in Hawaii commercial loans, $1.4 million in Hawaii commercial mortgage loans, $16.6 million in Mainland construction loans, and $15.9 million in Mainland commercial mortgage loans.

Loans delinquent for 90 days or more still accruing interest decreased from $1.9 million at June 30, 2010 to $1.1 million at September 30, 2010.  However, loans delinquent for 30 days or more still accruing interest increased from $12.9 million at June 30, 2010 to $23.3 million at September 30, 2010.

Net loan charge-offs in the third quarter of 2010 totaled $64.3 million, compared to $103.7 million in the year-ago quarter and $30.1 million in the second quarter of 2010.  Significant current quarter amounts included net charge-offs of Mainland commercial construction loans totaling $22.2 million, Mainland commercial mortgage loans totaling $15.2 million, Hawaii residential construction loans totaling $13.0 million, and Hawaii commercial construction loans totaling $11.3 million.  Of the current quarter net charge-off amount, $22.7 million related to loans included in the sale of Mainland commercial mortgage and construction loans referred to above.

The allowance for loan and lease losses, as a percentage of total loans and leases, increased to 9.19% at September 30, 2010 from 7.69% at June 30, 2010.

Construction and Development Loans
At September 30, 2010, the construction and development loan portfolio (excluding owner-occupied loans) totaled $454.5 million, or 19.2%, of the total loan portfolio.  Of this amount, $331.0 million were located in Hawaii and $123.5 million were located on the Mainland.  This portfolio decreased by $135.4 million from June 30, 2010 and by $523.6 million from September 30, 2009.

The allowance for loan and lease losses established for these loans was $87.5 million at September 30, 2010, or 19.2%, of the total outstanding balance, compared to $90.4 million, or 15.3%, of the total outstanding balance at June 30, 2010.  Of this amount, $65.3 million related to construction and development loans in Hawaii and $22.2 million related to construction and development loans on the Mainland.

Nonperforming construction and development assets in Hawaii totaled $201.2 million at September 30, 2010, or 4.8%, of total assets.  At September 30, 2010, this balance was comprised of portfolio loans totaling $183.9 million and foreclosed properties totaling $17.3 million.  Nonperforming assets related to this sector totaled $254.5 million at June 30, 2010.

Nonperforming construction and development assets on the Mainland totaled $89.9 million at September 30, 2010, or 2.2%, of total assets.  At September 30, 2010, this balance was comprised of portfolio loans totaling $60.0 million and foreclosed properties totaling $29.9 million.  Nonperforming assets related to this sector totaled $117.3 million at June 30, 2010.

Capital Levels
At September 30, 2010, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 7.23%, 8.57%, and 4.39%, respectively, compared to 9.08%, 10.41%, and 6.07%, respectively, at June 30, 2010. The declines in the Company’s capital ratios are largely the result of the previously mentioned increase in the allowance for loan and lease losses.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-317-6789.  A playback of the call will be available through December 1, 2010 by dialing 1-877-344-7529 (passcode: 445138) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.2 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches, over 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2009 Form 10-K and 2010 Form 10-Qs.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2010
(Unaudited)

	Three Months Ended						Nine Months Ended
	September 30,				%		September 30,				%
(in thousands, except per share data)	2010		2009		Change		2010		2009		Change

INCOME STATEMENT
Net income (loss)	$(72,544)		$(183,141)		(60.4	) %	$(248,868)		$(214,954)		15.8%
Per share data:
Diluted (after dividends on preferred stock):
Net income (loss)	(2.46)		(6.38)		(61.4)		(8.42)		(7.67)		9.8
Cash dividends	-		-		0.0		-		-		0.0

PERFORMANCE RATIOS
Return (loss) on average assets (1)	(6.84	) %	(13.59	) %			(7.45	) %	(5.26	) %
Return (loss) on average shareholders' equity (1)	(192.08)		(121.43)				(158.00)		(45.71)
Net income (loss) to average tangible
shareholders' equity (1)	(226.71)		(172.29)				(217.23)		(63.99)
Efficiency ratio (2)	81.72		55.82				83.94		59.87
Net interest margin (1)	2.74		3.56				2.95		3.72

							September 30,
REGULATORY CAPITAL RATIOS							2010		2009
Central Pacific Financial Corp.
Tier 1 risk-based capital							7.23%		10.94%
Total risk-based capital							8.57		12.24
Leverage capital							4.39		8.11

Central Pacific Bank
Tier 1 risk-based capital							7.69%		10.79%
Total risk-based capital							9.03		12.90
Leverage capital							4.67		8.02

							September 30,				%
							2010		2009		Change
BALANCE SHEET
Total assets							$4,173,241		$5,171,510		(19.3	) %
Loans and leases, net of unearned interest							2,367,320		3,457,682		(31.5)
Net loans and leases							2,149,718		3,252,768		(33.9)
Deposits							3,187,333		3,860,931		(17.4)
Total shareholders' equity							80,506		436,639		(81.6)
Book value per common share							(1.63)		10.16		(116.0)
Tangible book value per common share							(2.38)		5.93		(140.1)
Market value per common share							1.43		2.52		(43.3)
Tangible common equity ratio							(1.74	) %	3.57%

	Three Months Ended						Nine Months Ended
	September 30,				%		September 30,				%
	2010		2009		Change		2010		2009		Change
SELECTED AVERAGE BALANCES
Total assets	$4,242,497		$5,388,922		(21.3	) %	$4,455,432		$5,451,285		(18.3	) %
Interest-earning assets	3,998,032		4,917,174		(18.7)		4,163,994		4,944,667		(15.8)
Loans and leases, net of unearned interest	2,642,538		3,672,714		(28.0)		2,836,099		3,848,970		(26.3)
Other real estate	44,179		20,307		117.6		36,101		17,366		107.9
Deposits	3,176,303		3,863,544		(17.8)		3,296,737		3,953,913		(16.6)
Interest-bearing liabilities	3,436,383		4,125,662		(16.7)		3,591,028		4,151,790		(13.5)
Total shareholders' equity	151,068		603,268		(75.0)		210,012		627,016		(66.5)

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2010
(Unaudited)

(in thousands, except per share data)
					September 30,		%
					2010	2009	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)					$320,711	$397,386	(19.3	) %
Other real estate, net					51,958	21,093	146.3
Total nonperforming assets					372,669	418,479	(10.9)
Loans delinquent for 90 days or more (still accruing interest)					1,127	27,742	(95.9)
Restructured loans (still accruing interest)					13,669	7,125	91.8
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)					$387,465	$453,346	(14.5)

	Three Months Ended				Nine Months Ended
	September 30,		%		September 30,		%
	2010	2009	Change		2010	2009	Change
Loan charge-offs	$79,047	$104,153	(24.1	) %	$169,757	$159,911	6.2%
Recoveries	14,797	500	2859.4		22,938	1,377	1565.8
Net loan charge-offs (recoveries)	$64,250	$103,653	(38.0)		$146,819	$158,534	(7.4)
Net loan charge-offs to average loans (1)	9.73%	11.29%			6.90%	5.49%

					September 30,
					2010	2009
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale					13.24%	11.30%
Nonperforming assets to total assets					8.93	8.09
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and
restructured loans to total loans and leases, loans held for sale & other real estate					15.66	12.81
Allowance for loan and lease losses to total loans and leases					9.19	5.93
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)					67.85	51.57

(1) Annualized
(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	September 30, 2010	June 30, 2010	September 30, 2009

Net Interest Margin

Annualized net interest income for the quarter as a percentage
of quarter-to-date average interest earning assets	2.74%	2.90%	3.56%

Reversal of interest on nonaccrual loans	0.08	0.05	0.16

Net interest margin, excluding reversal of interest on nonaccrual loans	2.82%	2.95%	3.72%

Efficiency Ratio

Total operating expenses as a percentage of net operating revenue	80.96%	89.51%	150.24%

Goodwill impairment	-	-	(83.94)

Amortization of other intangible assets	(1.84)	(1.71)	(1.21)

Foreclosed asset expense	2.60	(0.96)	(9.27)

Write down of assets	-	(0.39)	-

Efficiency ratio	81.72%	86.45%	55.82%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	September 30,
(in thousands, except per share data)	2010	2010	2009

ASSETS
Cash and due from banks	$72,109	$107,314	$112,828
Interest-bearing deposits in other banks	852,306	809,359	204,338
Investment securities:
Trading	22,237	23,909	-
Available for sale	579,969	403,141	973,364
Held to maturity (fair value of $3,420 at September 30, 2010,
$3,868 at June 30, 2010 and $5,461 at September 30, 2009)	3,298	3,731	5,332
Total investment securities	605,504	430,781	978,696

Loans held for sale	54,842	72,726	60,027
Loans and leases	2,367,320	2,625,432	3,457,682
Less allowance for loan and lease losses	217,602	201,959	204,914
Net loans and leases	2,149,718	2,423,473	3,252,768

Premises and equipment	71,144	72,112	76,511
Accrued interest receivable	11,323	11,416	16,590
Investment in unconsolidated subsidiaries	15,413	15,830	17,794
Other real estate	51,958	38,042	21,093
Goodwill	-	-	102,689
Other intangible assets	22,646	23,364	25,520
Mortgage servicing rights	22,128	21,998	19,406
Bank-owned life insurance	141,587	140,526	138,757
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	53,766	63,605	95,696
Total assets	$4,173,241	$4,279,343	$5,171,510

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$590,064	$605,927	$647,672
Interest-bearing demand	631,842	591,258	547,414
Savings and money market	1,076,213	1,063,638	1,424,518
Time	889,214	947,751	1,241,327
Total deposits	3,187,333	3,208,574	3,860,931

Short-term borrowings	201,674	201,708	252,807
Long-tem debt	616,869	642,202	558,212
Other liabilities	76,850	60,316	52,889
Total liabilities	4,082,726	4,112,800	4,724,839

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding
135,000 shares at September 30, 2010, June 30, 2010, and at September 30, 2009	130,086	129,714	128,606
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 30,364,680 shares at September 30, 2010, 30,370,553 shares
at June 30, 2010 and 30,329,123 shares at September 30, 2009	406,291	406,580	406,312
Surplus	63,183	62,843	62,837
Accumulated deficit	(513,088)	(438,425)	(157,088)
Accumulated other comprehensive loss	(5,966)	(4,184)	(4,028)
Total shareholders' equity	80,506	156,528	436,639
Non-controlling interest	10,009	10,015	10,032
Total equity	90,515	166,543	446,671
Total liabilities and equity	$4,173,241	$4,279,343	$5,171,510

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(In thousands, except per share data)	2010	2010	2009	2010	2009

Interest income:
Interest and fees on loans and leases	$33,456	$35,788	$48,594	$106,556	$159,317
Interest and dividends on investment securities:
Taxable interest	3,885	3,653	9,768	15,639	27,555
Tax-exempt interest	184	190	937	889	3,254
Dividends	3	2	2	8	7
Interest on deposits in other banks	510	467	106	1,307	117
Interest on federal funds sold and securities purchased under agreements to resell	-	-	3	-	9
Total interest income	38,038	40,100	59,410	124,399	190,259

Interest expense:
Demand	181	250	364	689	1,040
Savings and money market	1,323	1,487	3,250	4,459	9,527
Time	3,666	3,808	6,218	11,455	24,331
Interest on short-term borrowings	387	306	144	882	416
Interest on long-term debt	5,112	5,053	5,982	15,280	18,960
Total interest expense	10,669	10,904	15,958	32,765	54,274

Net interest income	27,369	29,196	43,452	91,634	135,985
Provision for loan and lease losses	79,893	20,412	142,496	159,142	243,570
Net interest income (loss) after provision for loan and lease losses	(52,524)	8,784	(99,044)	(67,508)	(107,585)

Other operating income:
Service charges on deposit accounts	2,793	2,982	4,052	8,982	11,537
Other service charges and fees	4,110	3,850	3,549	11,445	10,453
Income from fiduciary activities	751	811	874	2,373	2,843
Equity in earnings of unconsolidated subsidiaries	197	102	134	328	613
Fees on foreign exchange	171	175	170	502	431
Investment securities gains (losses)	-	-	(169)	831	(2,883)
Income from bank-owned life insurance	1,062	1,890	1,599	4,136	4,183
Loan placement fees	130	92	188	307	748
Net gains on sales of residential loans	2,036	1,332	3,060	5,313	11,608
Other	400	1,503	1,982	2,934	6,189
Total other operating income	11,650	12,737	15,439	37,151	45,722

Other operating expense:
Salaries and employee benefits	14,370	14,408	16,582	43,614	50,526
Net occupancy	3,196	3,310	3,260	9,803	9,640
Equipment	1,333	1,305	1,497	4,115	4,571
Amortization of intangible assets	2,215	1,581	1,582	5,204	4,553
Communication expense	1,041	846	1,087	3,099	3,201
Legal and professional services	3,267	5,416	2,957	14,333	8,519
Computer software expense	856	873	818	2,632	2,570
Advertising expense	574	764	948	2,177	2,416
Goodwill impairment	-	-	50,000	102,689	50,000
Foreclosed asset expense	(1,017)	403	5,523	4,918	7,952
Write down of assets	-	166	-	940	1,339
Other	5,835	8,554	5,239	24,987	27,722
Total other operating expense	31,670	37,626	89,493	218,511	173,009

Loss before income taxes	(72,544)	(16,105)	(173,098)	(248,868)	(234,872)
Income tax expense (benefit)	-	-	10,043	-	(19,918)
Net loss	$(72,544)	$(16,105)	$(183,141)	$(248,868)	$(214,954)

Per common share data:
Basic and diluted loss per share	$(2.46)	$(0.60)	$(6.38)	$(8.42)	$(7.67)

Basic and diluted weighted average shares outstanding	30,309	30,307	29,030	30,295	28,801

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Nine Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2010			September 30, 2009			September 30, 2010			September 30, 2009
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$793,014	0.25%	$510	$166,365	0.25%	$106	$679,588	0.26%	$1,307	$79,468	0.20%	$117
Federal funds sold & securities purchased
under agreements to resell	0	0.00%	0	10,978	0.13%	3	0	0.00%	0	9,552	0.13%	9
Taxable investment securities, excluding
valuation allowance	499,863	3.11%	3,888	924,659	4.23%	9,770	574,793	3.63%	15,647	846,076	4.34%	27,562
Tax-exempt investment securities,
excluding valuation allowance	13,820	8.19%	283	93,661	6.15%	1,441	24,717	7.38%	1,368	111,804	5.97%	5,006
Loans and leases, net of unearned income	2,642,538	5.03%	33,456	3,672,714	5.26%	48,594	2,836,099	5.02%	106,556	3,848,970	5.53%	159,317
Federal Home Loan Bank stock	48,797	0.00%	0	48,797	0.00%	0	48,797	0.00%	0	48,797	0.00%	0
Total interest earning assets	3,998,032	3.79%	38,137	4,917,174	4.85%	59,914	4,163,994	4.01%	124,878	4,944,667	5.19%	192,011
Nonearning assets	244,465			471,748			291,438			506,618
Total assets	$4,242,497			$5,388,922			$4,455,432			$5,451,285

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$611,027	0.12%	$181	$553,218	0.26%	$364	$609,068	0.15%	$689	$530,928	0.26%	$1,040
Savings and money market deposits	1,062,900	0.49%	1,323	1,443,260	0.89%	3,250	1,094,603	0.54%	4,459	1,326,005	0.96%	9,527
Time deposits under $100,000	522,688	1.57%	2,069	595,792	2.28%	3,429	529,807	1.62%	6,403	657,852	2.60%	12,773
Time deposits $100,000 and over	405,379	1.56%	1,597	684,272	1.62%	2,789	485,136	1.39%	5,052	853,791	1.81%	11,558
Short-term borrowings	201,907	0.76%	387	257,079	0.22%	144	225,820	0.52%	882	169,725	0.33%	416
Long-term debt	632,482	3.21%	5,112	592,041	4.01%	5,982	646,594	3.16%	15,280	613,489	4.13%	18,960
Total interest-bearing liabilities	3,436,383	1.23%	10,669	4,125,662	1.53%	15,958	3,591,028	1.22%	32,765	4,151,790	1.75%	54,274
Noninterest-bearing deposits	574,309			587,002			578,123			585,337
Other liabilities	70,725			62,955			66,251			77,102
Total liabilities	4,081,417			4,775,619			4,235,402			4,814,229
Shareholders' equity	151,068			603,268			210,012			627,016
Non-controlling interest	10,012			10,035			10,018			10,040
Total equity	161,080			613,303			220,030			637,056
Total liabilities & equity	$4,242,497			$5,388,922			$4,455,432			$5,451,285

Net interest income			$27,468			$43,956			$92,113			$137,737

Net interest margin		2.74%			3.56%			2.95%			3.72%